SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SPORTS PROPERTIES ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPORTS PROPERTIES ACQUISITION CORP.

437 MADISON AVENUE

NEW YORK, NY 10022

Supplement to Proxy Statement dated December 31, 2009

for the

Special Meeting of Stockholders

and the

Special Meeting of Warrantholders

This Supplement is dated January 7, 2010

Dear Stockholders and Warrantholders:

On or about December 31, 2009, we mailed to you a definitive proxy statement dated December 31, 2009 relating to the special meetings of the stockholders and warrantholders of Sports Properties Acquisition Corp., or “Sports Properties”, “we” or “us,” relating to various proposals related to Sports Properties continuing our business as a corporation that acquires and actively manages transferable licenses that permit the operation of taxicabs in major metropolitan cities in the United States, or medallions, leases the medallions to fleet taxi operators, operates, on a selective basis, the taxicab fleets associated with those medallions and provides a range of services to and otherwise participates in the taxi industry, which meetings are scheduled to be held at 10:00 a.m. Eastern time on January 15, 2010, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York. This proxy statement supplement supplements the definitive proxy statement.

On January 7, 2010, we and Medallion Financial Corp., a Delaware Corporation (“Medallion Financial”), entered into an amendment (the “Amendment”) to the Framework Agreement, dated as of November 18, 2009 (the “Framework Agreement”), between Sports Properties and Medallion Financial. The Amendment revises one of the conditions to our obligation to close the transactions contemplated by the Framework Transactions (the “Framework Transactions”) to reduce the amount that must be contained in our trust account from $100 million, after payment to stockholders who exercise conversion rights and payment to stockholders from whom we purchase shares of common stock that we issued in our initial public offering (“IPO”), to $50 million, after payment to stockholders who exercise conversion rights, payment to stockholders from whom we purchase shares of common stock that we issued in our IPO and payment of expenses associated with the Framework Transactions. The Amendment also removes certain closing deliverables.

The Amendment is attached to this proxy statement supplement as Annex A, which you are encouraged to read carefully, together with the Framework Agreement, which is attached to the proxy statement dated December 31, 2009 as Annex A. The rights and obligations of the parties to the Framework Agreement, as amended by the Amendment, are governed by the express terms and conditions of the Framework Agreement and the Amendment. The summaries of the Framework Agreement and the Amendment contained in this proxy statement supplement may not contain all of the information about the Framework Agreement and the Amendment that is of importance to you and are qualified in its entirety by reference to the complete text of the Framework Agreement and the Amendment.

As a result of the Amendment, we have determined that supplemental disclosure to update certain of the disclosure contained in the proxy statement is appropriate. This updated information should be read in conjunction with the proxy statement, and you should consider the entire proxy statement to be updated to reflect the disclosure set forth in this proxy statement supplement.

Our board of directors continues to unanimously recommend that holders of our common stock and warrants vote “FOR” each of the proposals described in the definitive proxy statement dated December 31, 2009.

Your vote is important. Whether or not you plan to attend the meetings on January 15, 2010, we urge you to read carefully this proxy statement supplement and the definitive proxy statement, complete the proxy card (or provide voting instructions to the bank or broker which holds your shares in “street name”), and return such proxy card or have your bank or broker report your voting instructions to our transfer agent as promptly as possible. If you have already delivered to our transfer agent a signed proxy card or instructed your bank or broker how to vote your shares which are held in “street name,” you do not need to do anything further unless you wish to change your vote or conversion election (which you can do electronically by contacting your bank or broker if you hold in “street name”). If you would like to receive another proxy card or have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 607-0088. If you wish to exercise conversion rights you must (1) affirmatively vote either “for” or “against” the Framework Transactions, (2) check the box on the proxy card indicating you are exercising conversion rights with respect to your shares that you purchased in our IPO or in the secondary market and (3) deliver your shares to our transfer agent by 5:00 p.m. Eastern time on January 14, 2010. If you hold your shares in “street name,” you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and deliver the shares electronically using the depository trust company’s DWAC (deposit withdrawal at custodian) system to our transfer agent. If the closing contemplated by the Framework Agreement does not occur, then these shares will not be converted into cash. See the section entitled “THE FRAMEWORK TRANSACTIONS PROPOSALS—THE FRAMEWORK TRANSACTIONS SUB-PROPOSAL 1—CONVERSION RIGHTS” in the proxy statement dated December 31, 2009, for more specific instructions. You may also access a copy of the proxy statement and this supplement without charge at the website of the Securities and Exchange Commission at http://www.sec.gov.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Tony Tavares

Chief Executive Officer

This supplement is dated January 7, 2010, and is first being mailed to stockholders and warrantholders on or about January 8, 2010.

UPDATED DISCLOSURE

“The Special Meeting—Voting Commitments; Securities of the Founder Stockholders”

Following is supplemental disclosure that updates the second paragraph on page 59 of the proxy statement in the section entitled “The Special Meeting—Voting Commitments; Securities of the Founder Stockholders.”

Since the consummation of the IPO, none of our directors, officers or other Founder Stockholders have purchased IPO Shares either on the open market or in privately negotiated transactions. Medallion Financial will purchase up to $1.0 million of IPO Shares in the open market prior to the record date pursuant to a Rule 10b5-1 purchase plan which also complies with Rule 10b-18 of the Exchange Act. Medallion Financial may purchase up to an additional $6 million of IPO Shares pursuant to another Rule 10b5-1 purchase plan in the open market or pursuant to privately negotiated transactions with sophisticated investors prior to the special meetings. As of December 31, 2009, Medallion Financial has purchased 54,750 IPO Shares.

“The Framework Transactions—The Framework Transactions Sub-Proposal 1.”

Following is supplemental disclosure that updates the last paragraph on page 77 through page 78 of the proxy statement in the section entitled “The Framework Transactions—The Framework Transactions Sub-Proposal 1.”

If the Framework Transactions are consummated, we intend to use the funds held in the trust account to pay transaction fees and expenses, deferred underwriting discounts and commissions, tax liabilities and reimbursement of expenses of the Founder Stockholders and to make purchases of IPO Shares, if any. The balance will be used to pay stockholders who properly exercise their conversion rights and for our working capital and general corporate purposes. The consummation of the transactions contemplated by the Framework Agreement is conditioned on our trust account containing no less than $50 million after the closing after taking into account the payments to stockholders who properly exercise their conversion rights, stockholders from whom we purchase IPO Shares and the payment of expenses associated with the Framework Transactions. It is possible that the present holders of 50% or more of the IPO Shares will affirmatively vote against the Framework Transactions Sub-Proposal 1 and seek conversion of their IPO Shares into cash in accordance with our charter. If such event were to occur, the transactions contemplated by the Framework Agreement could not be consummated. To preclude such possibility, we, the Founder Stockholders and our and their respective affiliates may enter into arrangements to provide for the purchase of IPO Shares from holders thereof who indicate their intention to vote against the transactions contemplated by the Framework Agreement and seek conversion or who otherwise wish to sell their IPO Shares or other arrangements that would induce holders of IPO Shares not to vote against the Framework Transactions Sub-Proposal 1. It is likely that such arrangements would involve the purchase by us, after the consummation of transactions contemplated by the Framework Agreement, of the IPO Shares that are held by the persons or entities who enter into such arrangements using funds transferred to us from our trust account. As a consequence, it is likely that the amount of funds available to us for working capital and general corporate purposes from the trust account would be diminished. Definitive arrangements have not yet been determined but some possible methods are described in the section entitled “—Actions That May Be Taken to Secure Approval of Our Stockholders” in the proxy statement. Regardless of the specific arrangements that are made to purchase IPO Shares, there will be sufficient funds from the trust account to pay the holders of all IPO Shares that are properly converted and we will use such funds for such purpose.

Following is an example of our estimated transaction costs incurred and payable upon the closing of the Framework Transaction assuming a maximum transaction size of $100 million (after payment to stockholders who exercise conversion rights and payment to stockholders from whom we purchase IPO Shares) and assuming a maximum transaction size of $50 million (after payment to stockholders who exercise conversion rights, payment to stockholders from whom we purchase IPO Shares and payment of expenses associated with the Framework Transactions).

Assuming Maximum Transaction Size (1)(2)
Trust Balance	$215,196,180
Legal and financial advisory fees	2,000,000
Underwriting fees	2,150,000
Accounting and other	200,000
Accrued expenses	700,000
Total Transaction Expenses	$5,050,000
Trust Balance After Transaction Expenses	$210,146,180
Trust Balance After Transaction Expenses Per Share (4)	$9.74
Assuming Net Transaction Size of $50 Million (1)(3)
Trust Balance	$53,500,000
Legal and financial advisory fees	1,500,000
Underwriting fees	802,500
Accounting and other	200,000
Accrued expenses	700,000
Total Transaction Expenses	$3,202,500
Trust Balance After Transaction Expenses	$50,297,500
Trust Balance After Transaction Expenses Per Share (4)	$9.34

(1)	We have entered into agreements with BofA and the other IPO underwriters to reduce the deferred underwriting fees payable to them upon consummation of the transactions contemplated by the Framework Agreement from approximately $9.3 million to approximately 1.5% of the amount contained in our trust account (after payment to stockholders who exercise conversion rights and payment to stockholders from whom we purchase IPO Shares) to $2.15 million in the aggregate. These agreements and other arrangements we have entered into may contain a variable component which is tied to the amount in the trust account on the closing date of the transactions contemplated by the Framework Agreement after taking into account amounts paid to our stockholders with whom we enter into forward contracts before the close of the transactions contemplated by the Framework Agreement to purchase stockholders’ shares and any amounts paid to holders of the IPO Shares who vote either for or against the Framework Transactions Sub-Proposal 1 and demand conversion of their IPO Shares.
(2)	Assumes that no stockholders exercise conversion rights with respect to their shares of our common stock into a pro rata portion of the trust account and that all of the funds held in the trust account are available after closing for the payment of transaction costs and for operating purposes and is based upon the December 24, 2009 trust account balance.
(3)	Assumes 16,195,578 IPO Shares were either converted into their pro rata shares of the funds in our trust account or purchased pursuant to forward purchase contracts we entered into with the holders thereof.
(4)	Assumes 21,581,300 shares of common stock outstanding at the maximum transaction value size and 5,385,722 shares of common stock outstanding at the minimum transaction value size.

“The Framework Agreement—Conditions to Closing”

Following is supplemental disclosure that updates the section entitled “The Framework Agreement—Conditions to Closing” on pages 91 and 92 of the proxy statement.

Consummation of the transactions contemplated by the Framework Agreement is conditioned upon

•	the affirmative vote of

•	a majority of the outstanding shares of our common stock entitled to vote at a stockholders meeting approving the Initial Charter Proposals,

•	a majority of the IPO Shares, and a majority of the outstanding shares of our common stock, cast at the stockholders meeting approving the Framework Transactions Sub-Proposal 1, and

•

a majority of the outstanding shares of our common stock entitled to vote, and a majority of the outstanding shares of our common stock cast at the stockholders meeting, approving the Framework Transactions Sub-Proposal 2,

•	the holders of an aggregate of fewer than 50% in interest of the IPO Shares both voting against the Framework Transactions Sub-Proposal 1 and exercising their conversion rights, and

•	a majority of the holders of our warrants approving the Warrant Amendment Proposals.

In addition, the consummation of the transactions contemplated by the Framework Agreement is conditioned upon, among other things:

•

no statute, rule, ruling, regulation, judgment, decision, order, injunction, writ or decree having been enacted, entered, ordered, promulgated, issued or enforced by any court or other governmental authority that is in effect and prohibits, enjoins or restricts the consummation of such transactions;

•

the accuracy of the representations and warranties made by each party and the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct as of the closing, except as would not reasonably be expected to have a material adverse effect, and all covenants contained in the Framework Agreement having been materially complied with by each party;

•

the trust account containing at least $50 million (after payment to stockholders that exercise conversion rights, payment to stockholders from whom we purchase IPO Shares and payment of expenses associated with the Framework Transactions);

•

receipt by us of an opinion from Richards, Layton & Finger, P.A. relating to the charter amendments set forth in the Initial Charter Proposals and the Secondary Charter Proposals, which opinion has been obtained and is attached as Annex H to the proxy statement, and the amendments of our charter to provide for the charter amendment set forth in the Initial Charter Proposals and the Framework Transactions Sub-Proposal 2 having been filed with the Secretary of State of Delaware and being in full force and effect;

•

we and the underwriters in our IPO having entered into agreements to reduce the compensation they will receive upon the consummation of the transactions contemplated by the Framework Agreement to no more than the lesser of (x) 1.5% of the balance of the trust account after payment to converting stockholders and for forward purchase contracts of IPO Shares, and (y) $2.15 million, see the section entitled “—Transactions Set Forth in the Framework Agreement” of the proxy statement; and

•

we and the Founder Stockholders having entered into amendments to each of the letter agreements between us, BofA and each of the Founder Stockholders, pursuant to which Medallion Financial agrees to cancel all of its Founders’ Shares and the other Founder Stockholders agree to cancel certain of their Founders’ Shares prior to or upon consummation of the Framework Transactions so that the Founder Stockholders other than Medallion Financial retain no more than 25,000 Founders’ Shares in the aggregate. See the section entitled “—Transactions Set Forth in the Framework Agreement” of the proxy statement.

ANNEX A

AMENDMENT TO FRAMEWORK AGREEMENT

THIS AMENDMENT TO FRAMEWORK AGREEMENT, dated as of January 7, 2010 (this “Amendment”), is by and between SPORTS PROPERTIES ACQUISITION CORP., a Delaware corporation (the “Company”), and MEDALLION FINANCIAL CORP., a Delaware corporation (the “Sponsor”).

WHEREAS, the Company and the Sponsor are parties to that certain Framework Agreement dated as of November 18, 2009 (the “Framework Agreement”); and

WHEREAS, the parties desire to amend the Framework Agreement upon the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Framework Agreement.

2. Amendment to Framework Agreement.

(a) Section 2.02(k) is hereby amended and restated in its entirety to read as follows:

“(k) Reserved;”

(b) Section 2.03(d) of is hereby amended and restated in its entirety to read as follows:

“(d) Reserved;”

(c) Section 6.02(d) of the Framework Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Trust Account. The Trust Account shall contain no less than $50 million, after taking into account all payments described in Section 5.11(a)(i), the making of all conversion payments as described in Section 2.05 and payment of expenses associated with the Transactions.”

3. Amendment. All references in the Framework Agreement (and in the other agreements, documents and instruments entered into in connection therewith) to the “Framework Agreement” shall be deemed for all purposes to refer to the Framework Agreement, as amended by this Amendment.

4. Remaining Provisions of Framework Agreement. Except as expressly provided herein, the provisions of the Framework Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

6. Headings. The headings to this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law of any jurisdiction.

A-1

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the authorized officers of each of the undersigned as of the date first above written.

SPORTS PROPERTIES ACQUISITION CORP.

By:	/s/ Tony Tavares
Name:	Tony Tavares
Title:	President

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Chairman and Chief Executive Officer

A-2